EXHIBIT 99.1

Gartner	Press Release
CONTACT:
Sherief Bakr
Group Vice President, Investor Relations
+1 203 316 6537
investor.relations@gartner.com
Gartner Reports Financial Results for Second Quarter 2016
Total Contract Value up 13% YoY FX Neutral to $1.75 Billion
Total Revenue Increased 12% YoY FX Neutral to $610 Million
GAAP Diluted EPS was $0.57 Per Share
STAMFORD, Conn., August 4, 2016 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for second quarter 2016. The Company updated its GAAP EPS guidance following its recently announced acquisition, and reiterated the remainder of its previously announced financial outlook for full year 2016.
For second quarter 2016, total revenue was $610.0 million, an increase of 11% over second quarter 2015. Excluding the impact of foreign exchange, quarterly revenues increased 12%. Second quarter 2016 net income was $47.9 million, a decrease of 6% compared to second quarter 2015. Normalized EBITDA was $117.7 million for second quarter 2016, an increase of 7% over second quarter 2015 on a reported basis and 5% adjusted for foreign exchange impact. Diluted Earnings Per Share was $0.57 in second quarter 2016 compared to $0.61 in second quarter 2015. Diluted Earnings Per Share Excluding Acquisition Adjustments was $0.71 in second quarter 2016 compared to $0.65 in second quarter 2015. (See “Non-GAAP Financial Measures” below for definitions of Normalized EBITDA and Diluted Earnings Per Share Excluding Acquisition Adjustments).
For the six months ended June 30, 2016, total revenue was $1.17 billion, an increase of 15% over the same period in 2015 and 16% adjusted for the foreign exchange impact. Net income was $88.1 million while Normalized EBITDA was $221.0 million. Diluted earnings per share for the six month periods was $1.05 in 2016 compared to $0.92 in 2015. Diluted Earnings Per Share Excluding Acquisition Adjustments was $1.32 per share and $1.02 per share for the six months ended June 30, 2016 and 2015, respectively.
Gene Hall, Gartner’s chief executive officer, commented, “We are well on track to deliver another year of double-digit growth in contract value, revenue and earnings, coupled with strong cash flow conversion. We consistently deliver tremendous value to our clients which results in long-term growth in cash flow and earnings to our shareholders.”
Business Segment Highlights
Research
Revenue for second quarter 2016 was $449.2 million, up 16% compared to second quarter 2015. Research revenues increased 17% in the second quarter of 2016 excluding the foreign exchange impact. The quarterly gross contribution margin was 70% in both the second quarter of 2016 and 2015. At June 30, 2016, total contract value was $1.75 billion, an increase of 9% on a reported basis and 13% on a foreign exchange neutral basis compared to June 30, 2015. Second quarter 2016 and 2015 client retention was 83% and 85%, respectively, while wallet retention was 104% in the 2016 quarter and 106% in the 2015 quarter.
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Consulting
Revenue for second quarter 2016 was $94.1 million, an increase of 6% compared to second quarter 2015 on both a reported basis and excluding the foreign exchange impact. The gross contribution margin was 35% and 38% in the second quarter 2016 and 2015, respectively. Utilization was 69% and 68% in second quarter of 2016 and 2015, respectively. As of June 30, 2016, billable headcount was 626 compared to 564 as of June 30, 2015. Backlog was $108.6 million compared to $97.4 million at June 30, 2015.
Events
Revenue for second quarter 2016 was $66.8 million compared to $73.9 million in second quarter 2015, a decrease of 10% on both a reported basis and excluding the foreign exchange impact. The revenue decrease was due to changes in our events calendar. Revenue increased 16% in second quarter of 2016 from the events that were held in both second quarter of 2016 and 2015. The gross contribution margin was 54% in second quarter 2016 compared to 53% in the prior year quarter. The Company held 25 events with 15,451 attendees in second quarter 2016, compared to 26 events and 17,107 attendees in second quarter 2015.
Cash Flow and Balance Sheet Highlights
Gartner generated $153.3 million of operating cash flow in the first half of 2016 compared to $149.4 million in the first half of 2015. Free Cash Flow was $139.8 million and $136.2 million in the first half of 2016 and 2015, respectively. (See “Non-GAAP Financial Measures” below for a definition of Free Cash Flow). During the first half of 2016, the Company paid $52.0 million in cash to repurchase its common shares and $28.9 million for the acquisition in June of SCM World, a London-based firm that provides subscription-based research and conferences for supply chain executives. The Company also paid $25.3 million in cash for capital expenditures and $11.9 million for acquisition and integration payments.
In June 2016, the Company entered into a new secured credit arrangement to take advantage of favorable financing conditions and to obtain greater flexibility through a larger revolving credit facility. The new arrangement provides for a five-year $600.0 million term loan and $1.2 billion revolving credit facility. The Company had $830.0 million outstanding under the new arrangement as of June 30, 2016. As of June 30, 2016, the Company had $445.1 million of cash and $966.0 million of borrowing capacity under its new revolving credit facility.
Financial Outlook for 2016
The Company's financial outlook for 2016 is provided below. The Company updated its GAAP EPS guidance following its recently announced acquisition, and reiterated the remainder of its previously announced financial outlook:
Projected Revenue

($ in millions)	2016 Projected Range			% Change
Research	$1,795	—	$1,825	13%	—	15%
Consulting	335	—	350	2	—	7
Events	275	—	290	9	—	15
Total Revenue	$2,405	—	$2,465	11%	—	14%
Projected Earnings and Cash Flow (1)

($ in millions, except per share data)	2016 Projected Range			% Change
GAAP Diluted Earnings Per Share	$2.22	—	$2.44	8%	—	18%
Diluted Earnings Per Share Excluding Acquisition Adjustments	2.67	—	2.89	12	—	21
Operating Income	310	—	339	8	—	18
Normalized EBITDA	450	—	480	10	—	18

Operating Cash Flow	370	—	395	7	—	14
Acquisition and Integration Payments	29	—	29	71	—	71
Capital Expenditures	(47)	—	(47)	2	—	2
Free Cash Flow	$352	—	$377	11%	—	19%
(1) See “Non-GAAP Financial Measures” below for descriptions of Diluted Earnings Per Share Excluding Acquisition Adjustments, Normalized EBITDA, and Free Cash Flow.

Gartner, Inc.	page 2

Conference Call Information
Gartner has scheduled a conference call at 8:30 a.m. eastern time on Thursday, August 4, 2016 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-713-4209 and the international dial-in number is 617-213-4863 and the participant passcode is 29305561#. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 30 days following the call on the Company's website. In addition, a transcript of the call will also be available on the Company's website shortly after the conclusion of the call.
About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to supply chain and digital marketing professionals and technology investors, Gartner is the valuable partner to clients in 10,477 distinct enterprises. Through the resources of Gartner Research, Consulting and Events, we work with clients to research, analyze and interpret the business of IT within the context of their individual roles. Gartner is headquartered in Stamford, Connecticut, U.S.A., and as of June 30, 2016, had 8,338 associates, including 1,830 research analysts and consultants, and we operate in more than 90 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Normalized EBITDA: Represents operating income excluding stock-based compensation expense, depreciation and amortization, accretion on obligations related to excess facilities, and acquisition and integration charges. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. Normalized EBITDA should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Diluted Earnings Per Share Excluding Acquisition Adjustments: Represents GAAP diluted earnings per share adjusted for the impact of certain items directly-related to acquisitions. The adjustment items consist of the amortization of identifiable intangibles, incremental acquisition and integration charges such as legal, consulting, retention, severance and other costs, and non-cash fair value adjustments on pre-acquisition deferred revenues. We believe Diluted Earnings Per Share Excluding Acquisition Adjustments is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less payments for capital expenditures. We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase our stock, repay debt obligations, invest in future growth through new business development activities, or make acquisitions.

Gartner, Inc.	page 3

Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2016 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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Gartner, Inc.	page 4

GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015		2016	2015
Revenues:
Research	$449,170	$385,718	16%	$889,441	$766,808	16%
Consulting	94,068	88,336	6%	179,008	165,128	8%
Events	66,760	73,882	(10)%	98,815	87,186	13%
Total revenues	609,998	547,936	11%	1,167,264	1,019,122	15%
Costs and expenses:
Cost of services and product development	231,422	210,495	10%	443,463	388,257	14%
Selling, general and administrative expense	272,009	237,991	14%	529,420	467,513	13%
Depreciation	9,025	8,440	7%	17,859	16,429	9%
Amortization of intangibles	6,210	2,107	>100	12,393	4,246	>100
Acquisition and integration charges	8,033	3,683	>100	16,401	8,775	87%
Total costs and expenses	526,699	462,716	14%	1,019,536	885,220	15%
Operating income	83,299	85,220	(2)%	147,728	133,902	10%
Interest expense, net	(7,356)	(5,240)	40%	(13,362)	(8,720)	53%
Other income (expense), net	1,248	(468)	>100	3,132	(1,430)	>100
Income before income taxes	77,191	79,512	(3)%	137,498	123,752	11%
Provision for income taxes	29,280	28,357	3%	49,420	44,246	12%
Net income	$47,911	$51,155	(6)%	$88,078	$79,506	11%

Net income per share:
Basic	$0.58	$0.61	(5)%	$1.07	$0.94	14%
Diluted	$0.57	$0.61	(7)%	$1.05	$0.92	14%
Weighted average shares outstanding:
Basic	82,559	83,203	(1)%	82,505	84,871	(3)%
Diluted	83,476	84,271	(1)%	83,498	86,064	(3)%

BUSINESS SEGMENT DATA (Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended 6/30/16
Research	$449,170	$135,482	$313,688	70%
Consulting	94,068	60,794	33,274	35%
Events	66,760	30,698	36,062	54%
TOTAL	$609,998	$226,974	$383,024	63%

Three Months Ended 6/30/15
Research	$385,718	$115,872	$269,846	70%
Consulting	88,336	55,081	33,255	38%
Events	73,882	34,440	39,442	53%
TOTAL	$547,936	$205,393	$342,543	63%

Six Months Ended 06/30/16
Research	$889,441	$267,567	$621,874	70%
Consulting	179,008	116,357	62,651	35%
Events	98,815	49,770	49,045	50%
TOTAL	$1,167,264	$433,694	$733,570	63%

Six Months Ended 06/30/15
Research	$766,808	$229,897	$536,911	70%
Consulting	165,128	105,546	59,582	36%
Events	87,186	45,302	41,884	48%
TOTAL	$1,019,122	$380,745	$638,377	63%

SELECTED STATISTICAL DATA (unaudited)

	June 30, 2016	June 30, 2015
Total contract value (a), (b)	$1.754	$1.613
Research contract value (b), (c)	$1.735	1.595
Research client retention	83%	85%
Research wallet retention	104%	106%
Research client enterprises	10,477	9,956

Consulting backlog (d)	$108,600	$97,400
Consulting—quarterly utilization	69%	68%
Consulting billable headcount	626	564
Consulting—average annualized revenue per billable headcount (d)	$408	$409

Events—number of events for the quarter	25	26
Events—attendees for the quarter	15,451	17,107
(a) Total contract value represents the value attributable to all of our subscription-related contracts. It is calculated as the annualized value of all contracts in effect at a specific point in time, without regard to the duration of the contract. Total contract value primarily includes Research deliverables for which revenue is recognized on a ratable basis, as well as other deliverables (primarily Events tickets) for which revenue is recognized when the deliverable is utilized.
(b) In millions.
(c) Research contract value represents the value attributable to all of our subscription-related research products that recognize revenue on a ratable basis. Contract value is calculated as the annualized value of all subscription research contracts in effect at a specific point in time, without regard to the duration of the contract.
(d) In thousands.

SUPPLEMENTAL INFORMATION
Reconciliation - Operating Income to Normalized EBITDA (a) (Unaudited; in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$47,911	$51,155	$88,078	$79,506
Interest expense, net	7,356	5,240	13,362	8,720
Other (income) expense, net	(1,248)	468	(3,132)	1,430
Tax provision	29,280	28,357	49,420	44,246
Operating income	$83,299	$85,220	$147,728	$133,902
Normalizing adjustments:
Stock-based compensation expense (b)	11,112	10,663	26,607	27,392
Depreciation, accretion, and amortization (c)	15,258	10,564	30,296	20,716
Acquisition and integration adjustments (d)	8,033	3,683	16,401	8,775
Normalized EBITDA	$117,702	$110,130	$221,032	$190,785
(a) Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.
(b) Consists of charges for stock-based compensation awards.
(c) Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.
(d) Consists of directly-related incremental expenses from acquisitions.
Reconciliation - Diluted Earnings Per Share to Diluted Earnings Per Share Excluding Acquisition Adjustments (a) (Unaudited; in thousands, except per share amounts):

	Three Months Ended June 30,
	2016		2015
	Amount	EPS	Amount	EPS
Diluted earnings per share	$47,911	$0.57	$51,155	$0.61
Acquisition adjustments:
Amortization of acquired intangibles (b)	6,116	0.07	2,013	0.02
Acquisition and integration charges (c)	8,033	0.10	3,682	0.04
Tax impact of adjustments (d)	(2,746)	(0.03)	(1,908)	(0.02)
Diluted earnings per share excluding acquisition adjustments (e)	$59,314	$0.71	$54,942	$0.65

	Six Months Ended June 30,
	2016		2015
	Amount	EPS	Amount	EPS
Diluted earnings per share	$88,078	$1.05	$79,506	$0.92
Acquisition adjustments:
Amortization of acquired intangibles (b)	12,205	0.15	4,058	0.05
Acquisition and integration charges (c)	16,401	0.20	8,774	0.10
Tax impact of adjustments (d)	(6,460)	(0.08)	(4,513)	(0.05)
Diluted earnings per share excluding acquisition adjustments (e)	$110,224	$1.32	$87,825	$1.02
(a) Diluted earnings per share excluding acquisition adjustments represents GAAP diluted earnings per share adjusted for the impact of certain items directly-related to acquisitions.
(b) Consists of non-cash amortization charges from acquired intangibles.
(c) Consists of directly-related incremental expenses from acquisitions.
(d) The effective tax rates were 19% and 23% for the three and six months ended June 30, 2016, and 34% and 35% for the three and six months ended June 30, 2015. The adjustment effective rates declined in the three and six months ended June 30, 2016 compared to the same periods in 2015 because a larger percentage of the costs in 2016 had no associated tax benefit.
(e) The EPS is calculated based on 83.5 million shares for both the three and six months ended June 30, 2016, and 84.3 million and 86.1 million shares for the three and six months ended June 30, 2015, respectively.

Reconciliation - Cash Provided by Operating Activities to Free Cash Flow (a) (Unaudited; in thousands):

	Six Months Ended June 30,
	2016	2015
Cash provided by operating activities	$153,314	$149,403
Adjustments:
Cash acquisition and integration payments	11,871	10,418
Cash paid for capital expenditures	(25,337)	(23,614)
Free Cash Flow	$139,848	$136,207
(a) Free cash flow is based on cash provided by operating activities determined in accordance with GAAP plus cash acquisition and integration payments less payments for capital expenditures.